EXHIBIT 4.1


                                STORAGE USA, INC.
                   1995 EMPLOYEE STOCK PURCHASE AND LOAN PLAN


                                    ARTICLE I
                                   DEFINITIONS

         1.01. Affiliate means any "subsidiary" or "parent corporation" (within the meaning of Section 425 of the Code) of the Company.

         1.02. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant pursuant to which the Participant agrees to purchase Common Stock pursuant to this Plan.

         1.03. Board means the Board of Directors of the Company.

         1.04. Code means the Internal Revenue Code of 1986, as amended.

         1.05. Committee means the Compensation Committee of the Board.

         1.06  Common Stock means the common stock of the Company.

         1.07  Company means Storage USA, Inc.

         1.08 Escrow Agreement means a written agreement (including any amendment or supplement thereto) between the Company, a Participant and an escrow agent effecting the escrow contemplated by Article XIII.

         1.09. Fair Market Value means, on any given date, the closing sale price of the Common Stock on the NYSE on such date, or, if the NYSE shall be closed on such date, the next preceding date on which the NYSE shall have been open.

         1.10. Good Faith Loan Value means "good faith loan value" as defined in
Section 207.2(e) of Regulation G of the Board of Governors of the Federal Reserve System, 12 CFR 207.2(e).

         1.11. Note means the Participant's promissory note evidencing his obligation to pay for Common Stock as provided in Section 7.01.

         1.12. Note Year means any period of one year beginning with the date of the Note or any anniversary of such date.

         1.13. NYSE means the New York Stock Exchange.
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         1.14. Participant means an employee of the Company or of an Affiliate who satisfies the requirements of Article IV and is selected by the Committee to participate in the Plan.

         1.15. Plan means the Storage USA, Inc. 1995 Employee Stock Purchase and Loan Plan.

         1.16. Plan Documents means the Plan, the Note, the Agreement and the Escrow Agreement.

         1.17. Pledged Shares means all shares of Common Stock which at the time of determination are pledged to secure the Note.


                                   ARTICLE II
                                    PURPOSES

         The Plan is intended to assist the Company in recruiting and retaining key employees with ability and initiative by enabling employees who contribute significantly to the Company or an Affiliate to participate in its future success and to associate their interests with those of the Company and its shareholders through the purchase of Common Stock. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.


                                   ARTICLE III
                                 ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee shall have authority to sell Common Stock to Participants upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include, but are not limited to, conditions (in addition to those contained in this Plan) relating to the obligation of a Participant to sell, or of the Company to purchase, Common Stock upon the Participant's termination of employment with the Company and its Affiliates or upon the Participant's death. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement. All expenses of administering this Plan shall be borne by the Company.

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                                   ARTICLE IV
                                   ELIGIBILITY

         4.01. General. Any officer of the Company or of any Affiliate (including any corporation that becomes an Affiliate after the adoption of this Plan) who is selected by the Committee may purchase Common Stock pursuant to this Plan. A person who is a member of the Committee may not participate in this Plan.

         4.02. Offers. The Committee will specify the number of shares of Common Stock that each Participant may purchase under this Plan and the terms and conditions of each purchase. In determining the number of shares of Common Stock that each Participant may purchase, the Committee shall take into account the Fair Market Value of the Common Stock. Each sale of Common Stock under this Plan shall be evidenced by an Agreement which shall be subject to applicable provisions of this Plan and to such other provisions not inconsistent with this Plan as the Committee may approve for the particular sale transaction.


                                    ARTICLE V
                     NUMBER OF SHARES AVAILABLE FOR PURCHASE

         The maximum aggregate number of shares of Common Stock that may be issued under this Plan is 400,000 subject to adjustment as provided in Article VIII.


                                   ARTICLE VI
                                 PURCHASE PRICE

         The price per share for Common Stock purchased by a Participant under this Plan shall be the Fair Market Value on the date the Participant executes and delivers an Agreement.


                                   ARTICLE VII
                            PAYMENT OF PURCHASE PRICE

         7.01. Payment. At the option of the Participant, payment of the purchase price of Common Stock required under this Plan shall be made in full in cash or a cash equivalent acceptable to the Committee, at the time of execution and delivery of the Participant's Agreement, or by delivery to the Company of a
Note in principal amount equal to the purchase price of the shares covered by the Agreement, less any partial cash payment made at the time of execution and delivery, or for the full purchase price if no such partial cash payment is made, provided that the initial principal amount of the Note may in no event exceed the Good Faith Loan Value of such Common Stock.

         7.02. Terms of Note. Each Note shall be in substantially the form of
Exhibit 1 hereto, with such variations conforming to this paragraph as shall be appropriate under the circumstances. Each Note shall be executed and delivered by the Participant and the Participant's spouse, if any; shall be due and payable seven years after the date of purchase; shall bear interest payable quarterly on the first day of each February, May, August and November; and shall be secured by a pledge of all Common Stock purchased by the Participant pursuant to the Plan. In the discretion of the Committee and on such terms and conditions as it may specify, Pledged Shares may be released from such pledge, provided that such release shall not cause the principal amount of the Note then outstanding to exceed the Good Faith Loan Value of the remaining Pledged Shares.
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         7.03. Shareholder Rights in Pledged Shares. Until a default under the
Note, all Pledged Shares shall be registered in the Participant's name and the Participant shall have all rights of a shareholder of the Company with respect to such Pledged Shares.

         7.04. Dividends on Pledged Shares. The Participant shall agree to remit to the Company all dividends paid on the Pledged Shares, to be applied first towards payment of interest on the Note accrued to the dividend payment date, and then towards reduction of principal of the Note. Any balance of any applied dividend payment remaining after prepayment of the Note in full shall be delivered to the Participant.

         7.05. Effect of Prepayment of Note. During the first two Note Years, no partial prepayment of the Note shall be deemed payment in full of the purchase price of any Common Stock purchased pursuant to this Plan, entitling the Participant to release of any Pledged Shares from the pledge thereof securing the Note, but each such prepayment shall be deemed a pro rata partial payment of the purchase price of all such Common Stock. A partial prepayment after the second Note Year which is attributable to a source other than dividend payments remitted pursuant to Section 7.04 may at the discretion of the Participant be deemed payment in full for the number of whole Pledged Shares obtained by dividing the amount of such prepayment allocable to reduction of principal of the Note by the quotient of division of the principal amount of the Note outstanding before giving effect to such prepayment by the number of Pledged Shares, and at the request of the Participant, Pledged Shares deemed paid for in full shall be released from pledge, but only if the principal amount of the Note then outstanding will not exceed the Good Faith Loan Value of the remaining Pledged Shares.


                                  ARTICLE VIII
                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

         Should the Company effect one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization, then this Plan shall continue to apply to the number and kind of securities which a holder of the number of shares of Common Stock then subject to this Plan immediately before the effective time of such change in capitalization would hold immediately thereafter.

         The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, this Plan.
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                                   ARTICLE IX
              COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

         No Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock purchased under this Plan may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.


                                    ARTICLE X
                               GENERAL PROVISIONS

         8.01. Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

         8.02. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets at any time for purposes of this Plan. Any liability of the Company to any person under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

         8.03. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

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                                   ARTICLE XI
                                    AMENDMENT

         The Board may amend from time to time or terminate this Plan; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) increases the aggregate number of shares of Common Stock that may be sold pursuant to this Plan or (ii) changes the class of individuals eligible to become Participants.


                                   ARTICLE XII
                                DURATION OF PLAN

         No Common Stock may be sold under this Plan after May 3, 2005.


                                  ARTICLE XIII
                             EFFECTIVE DATE OF PLAN

         The Plan shall be effective upon its approval by the affirmative vote of a majority of the shares present or represented, and entitled to vote at a duly held meeting of the Company's shareholders.